SHARE FOR SHARE EXCHANGE AGREEMENT

This Share for Share Exchange Agreement (the "AGREEMENT") dated as of the _____ day of June 2006, is by and amongst INVERSO CORP., a Delaware corporation (hereinafter referred to as “Aquiror” or “Inverso”), HYDROGENESIS, INC., an Illinois corporation (the “Company”), and Randall S. Goulding (the “Shareholder”).

Recitals:

  Inverso has offered to issue 11.5 million (11,500,000) shares of its common stock, $.000001 par value (the "Common Stock” or the “Exchanged Corporation Stock”), to the holders of shares of the capital stock of the Company (the "Company Shareholders") in exchange for their contribution to Inverso of all of the issued and outstanding capital stock of the Company (the “Company Shares”).

  The Company will cancel at Closing, 20 million shares of the currently issued and outstanding shares.

  Following the issuance of the Common Stock, and the cancellation of the 20 million shares, the Company’s shareholders will own approximately 85% of the issued and outstanding shares of common stock of Inverso.

  The respective Boards of Directors of Inverso and the Company have determined that, subject to the terms, conditions, agreements, representations and warranties set forth herein, the exchange contemplated herein will serve the general welfare and advantage of their respective businesses.

  Subject to the terms and conditions set forth herein, the Company Shareholders desire to contribute all of the shares of Company capital stock for shares of Common Stock in Inverso in the manner hereinafter set forth herein.

  The exchange of shares of common stock is intended to comply with the requirements of Section 368 of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder and the interpretive rulings issued pursuant thereto.

NOW, THEREFORE, in consideration of the foregoing recitals, as well as the mutual covenants hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

EXCHANGE PROVISIONS

1.1 Contribution.

Subject to the terms and conditions hereinafter set forth:

  Each Company Shareholder agrees to contribute, transfer, assign and convey at Closing all of their Company Shares to Inverso, together with all other rights, claims and interests he or she may have with respect to the Company or its respective assets, and all claims he may have against its officers and directors, including, but not limited to, all rights to unpaid dividends and all claims and causes of action arising from or in connection with the ownership of Company Shares or its issuance, excluding any right, claim or interest of same arising under this Agreement or in connection with the transaction contemplated by this Agreement. Each Company Shareholder shall deliver to Inverso all of his stock certificates representing the Company Shares, together with a stock power therefore, duly executed in blank, to be held by Inverso for delivery at Closing; and

  Inverso shall instruct its transfer agent to issue to each Company Shareholder the Shareholder’s pro rata portion of the total number of shares to be issued to the Company Shareholders.

  Schedule 1.1 will set forth the name of each Company Shareholder, the number of shares each owns as of the date of this Agreement and the number of shares of Common Stock of Inverso each will receive at Closing.

1.2 Payment of Fees and Costs.

  Upon execution of this Agreement, the Company shall pay a total of $20,000 ($10,000 each to Thomas Kirchner and Serge Atlan) the current officers and directors of Inverso in consideration for the retirement of a total of 20 million shares (10,000,000 shares each) for the redemption and cancellation of these shares. As a result of the foregoing, at the Closing, there will be two million (2,000,000) shares of Inverso issued and outstanding. Notwithstanding the foregoing, Kirchnger and Atlan shall only be required to deliver the 20 million shares for redemption upon Closing of the transaction. Until Closing, Kirchner and Atlan shall be deemed the beneficial owners of 22 million shares of the Inverso common stock. If the transaction fails to close, neither Kirchner nor Altan shall be required to deliver any portion of the 20 million shares or return any portion of the $20,000. In addition to the foregoing payment, upon execution of this Agreement, the Company shall pay to NetWorth Acquisitions, Inc. the sum of $10,000 in consideration for consulting services provided to and on behalf of Inverso.

  All funds required to be paid pursuant to the above paragraph have been deposited with an Escrow Agent. By executing this Agreement, the Company and Goulding warrant and represent that the Escrow Agent is authorized to disburse the funds previously delivered for and on behalf of the Company and Goulding. Upon execution of this Agreement by both parties, Escrow Agent shall disburse the funds as provided in paragraph 1.2(a). The release of the funds shall not be contingent upon closing the transaction.

1.3 Closing.

Closing of this transaction shall take place on or before the 65th day following execution of this agreement provided that all the conditions set forth herein are satisfied or waived by the appropriate parties at the offices of Jeffrey G. Klein, P.A., 2600 North Military Trail, Suite 270 Boca Raton, FL 33431 or at another time or place that is mutually agreeable to the parties hereto, or on such other date at such other time as may be mutually agreed upon in writing by the parties hereto (the "Closing").

ARTICLE II

REPRESENTATIONS AND WARRANTIES

a. The Company represents and warrants to Inverso that:

  Incorporation, Common Stock, Etc. The Company is a corporation duly organized and existing in good standing under the laws of Illinois. Attached hereto as Schedule 2.a (i) is a copy of the Company’s good standing certificate and Articles of Incorporation. Company has full corporate power and authority to carry on its business as it is now being conducted and to own and operate its assets, businesses and properties. Company has authorized capital stock consisting of 500,000,000 shares of Common Stock, of which 1,000 are issued and outstanding. There are no preferred shares authorized. There are, and at the Closing will be no outstanding subscriptions, options, warrants, convertible securities, calls, commitments or agreements calling for or requiring issuance or transfer, sale or other disposition of any shares of capital stock of the Company or calling for or requiring the issuance of any securities or rights convertible into or exchangeable (including on a contingent basis) for shares of capital stock. All of the outstanding shares of the Company are duly authorized, validly issued, fully paid and non-assessable. There are no dividends due, to be paid or in arrears with respect to any of the capital stock of Company.

  Company Financial Statements. Attached hereto as Schedule 2.a (ii) are the period end financial statements for the Company dated May 31, 2006 said statements have been prepared using Generally Accepted Accounting Principles. These financial statements fairly present the financial position of the Company as of the dates set forth in the un-audited financial statements. The un-audited financial statements have been prepared in conformity with generally accepted accounting principles consistently applied and consistent with the books and records of the Company. There has been no material change in the financial condition of the Company since the date of the financial statements. All known liabilities of the Company are set forth in the financial statements and there are not undisclosed liabilities of any kind or nature. If the audited financial statements (as required by the SEC) reflect a material change in the financial condition of the Company from that which was previously represented in the un-audited financial statements, Inverso may, in its sole and absolute discretion choose not to proceed with Closing and this Agreement will be of no further force or effect and each party shall be liable for their respective costs.

  Litigation. Except as set forth in Schedule 2.a (iii), there are no actions, suits, proceedings, or investigations pending or, to the best of its knowledge, threatened or contemplated against the Company or any of its subsidiaries at law or in equity, before any federal, state, municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign. The Company is not subject to any outstanding judgments or operating under or subject to or in default with respect to any order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign.

  Compliance with Laws. To the best of its knowledge, the Company has complied in all material respects with all laws, regulations, orders, domestic and foreign, and neither the present uses of their properties nor the conduct of its business violate any such laws, regulations, orders or requirements, and the Company has not received any notice of any claim or assertion that it is not so in compliance.

  Indebtedness. The Company has not executed any instruments, entered into any agreements or arrangements pursuant to which the Company has borrowed any money, incurred or guaranteed any indebtedness or established any line of credit, which represents a liability of the Company as of the date thereof.

  No Material Adverse Change. Since the Company Balance Sheet Dates, there has not been any material adverse change in the condition, financial or otherwise, of the Company’s business, nor has there been any material transaction entered into by the Company. The Company has not incurred any material obligations, contingent or otherwise, except for legal and accounting fees and expenses in connection with the transactions contemplated by this Agreement. There has not been any damage, destruction or loss, whether or not covered by insurance adversely affecting the Company’s business, property or assets; nor has the Company (a) created or incurred any indebtedness; (b) issued, sold, purchased, redeemed or granted any shares of common stock or any other securities of the Company or any options, warrants or other rights to purchase any shares of common stock of the Company, (c) amended its Certificate of Incorporation or bylaws, (d) paid any obligation or liability other than obligations or liabilities reflected in its Balance Sheet dated as of the Company Balance Sheet Date or incurred any liabilities except for legal and accounting fees and disbursements incurred in the ordinary course of business or in connection with this Agreement and the transactions contemplated hereby.

  No Defaults. Neither the execution nor delivery of this Agreement nor the consummation of the contemplated transaction are events which, of themselves or with the giving of notice or passage of time or both, could constitute a violation of or conflict with or result in any breach of or default under the terms, conditions or provisions of any judgment, law, regulation or agreement, or the Company’s Certificate of Incorporation or Bylaws, or of any agreement or instrument to which Company or any Shareholder is a party or by which it is bound; or could result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever on the property or assets of Company; and no consent of any third party except as expressly contemplated herein is required for the consummation of this Agreement by Company or the Shareholders.

  Corporate Action of Company. The Board of Directors of the Company has duly authorized the execution and delivery of this Agreement. Subject to the approval of the stockholders of the Company as provided herein, this Agreement constitutes a valid, legal and binding agreement of Company and is enforceable in accordance with its terms.

  Liabilities. As of the Balance Sheet Date, the Company has not incurred any other liabilities except those incurred in the ordinary course of business.

  Taxes. All federal, state, and local tax returns, reports and declarations of estimated tax or estimated tax deposit forms required to be filed by Company have been duly filed; the Company has paid all taxes which have become due pursuant to such returns or pursuant to any assessment received by it, and has paid all installments of estimated taxes due; and all taxes, levies and other assessments which it is required by law to withhold or to collect have been duly withheld and collected and have been paid over to the proper governmental authorities. The Company has no knowledge of any tax deficiency, which has been or might be asserted against it, which would materially and adversely affect the business or operations of the Company. Prior to Closing, the Company shall provide Inverso with copies of all tax returns, of any kind or nature, filed by Company, together with all accounting information.

  Title to Property; Leases. The Company has good and defensible title in fee simple to, or valid and enforceable leasehold estates in, all properties and assets, which are material to its continued operations, free and clear of all liens, encumbrances, charges or restrictions or are not materially significant or important in relation to its operations and business. All of such leases and subleases under which Company is the lessor or sublessor, lessee or sublessee of properties or assets or under which Company holds properties or assets as lessee or sublessee are in full force and effect. The Company is not in default in respect of any of the terms or provisions of any of such leases or subleases, and no claim has been asserted by anyone adverse to the Company’s rights as lessor, sublessor, lessee or sublessee under any of the leases or subleases mentioned above, or affecting or questioning the Company’s rights to continued possession of the leased or subleased premises or assets under any such lease or sublease; and Company either owns or leases all such properties as are necessary to its operations as now conducted.

  Attached hereto and marked Schedule 2.a (xi) is an accounting of all assets with a market value in excess of $1,000 owned by the Company including all tangible and intangible assets and assets owned through any subsidiaries.

  Licenses. The Company has obtained all required licenses, permits or other governmental authorization for the conduct of its business as now being conducted.

  Bank Accounts. Attached hereto as Schedule 2.a (xiii) is a listing of all bank accounts and account numbers, which are currently held by the Company.

  Contracts and Commitments. Except as set forth in Schedule 2.a (xiv), there are neither contracts nor commitments of the Company requiring any future payment to an officer, director, employee, agent or shareholder of Company. Also attached and marked as Schedule 2.a (xiv)(b) is a list of all current employees and the salary of each. As of the Closing Date, all salaried due and payable have been paid or properly accrued.

  Representations True and Correct. This Agreement and the Schedules and Exhibits attached hereto do not contain any untrue statement of a material fact concerning Company or omits any material fact concerning Company or the Shareholder which is necessary in order to make the statements therein not misleading. All of the representations and warranties contained herein (including all statements contained in any certificate or other instrument delivered by or on behalf of the Shareholders pursuant hereto or in connection with the transactions contemplated hereby) shall survive the Closing.

  Retirement Plans. Neither the Company nor any of its subsidiaries are obligated under any pension plan, profit sharing or similar employee benefit plan.

  Intellectual Property Rights. Attached hereto as Schedule 2.a (xvii) is a list of all trademarks and trade names, which are owned by the Company together with copies of any official notices from any issuing governing organization. The Company has valid ownership to all trademarks identified in Schedule 2.a (xvii) and has been granted by the United States Patent and Trademark Office valid trademarks. The Company is not aware of any claims for trademark or patent infringement in connection with any of its products or services.

  Officers, Directors, Agents, etc. Set forth on Schedule 2.a (xviii) annexed hereto is a complete list of all officers (with office held), directors, contractors and agents of the Corporation, and the compensation and all vacation and other benefits they are entitled to receive from the Corporation.

  Labor Matters. The Company is not and has never been a party to: (i) any profit sharing, pension, retirement, deferred compensation, bonus, stock option, stock purchase, retainer, consulting, health, welfare or incentive plan or agreement or other employee benefit plan, whether legally binding or not; or (ii) any plan providing for "fringe benefits" to its employees, including, but not limited to, vacation, disability, sick leave, Company, hospitalization and life insurance and other insurance plans, or related benefits; or (iii) any employment agreement. No former employee of the Company has any claim against the Company (whether under federal or state law, any employment agreement or otherwise) on account of or for: (i) overtime pay; (ii) wages or salary for any period; (iii) vacation, time-off or pay in lieu of vacation or time-off; or (iv) any violation of any statute, ordinance or regulation relating to minimum wages or maximum hours of work. No person or party (including, but not limited to, governmental agencies of any kind) has any claim or basis for any action or proceeding against the Company arising out of any statute, ordinance or regulation relating to discrimination in employment or to employment practices or occupational safety and health standards.

  Environmental Matters. The Company has not generated any hazardous wastes or engaged in activities, which are or could be interpreted to be potential violations of laws or judicial decrees in any manner regulating the generation or disposal of hazardous waste. There are no on-site or off-site locations where the Company has stored, disposed or arranged for the disposal of chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or petroleum products; there are no underground storage tanks located on property owned or leased by the Company, and no polychlorinated biphenyls are used or stored at any property owned or leased by the Company.

  Indemnification. The Company shall indemnify and hold Inverso, its officers and directors, harmless of and in respect of:

  Any damage or loss resulting from any loss, liability damage, misrepresentation, breach of warranty or non-fulfillment on the part of Company under this Agreement or from any misrepresentation or omission from any certificates or other instrument furnished to Buyer pursuant to this agreement

  All actions, suits, proceedings, demands assessments, judgments, costs and expenses incident to any of the foregoing including reasonable attorney's fees and all costs incurred by Buyer to enforce this Agreement against Company.

(xxii) Legal Representation. The Company has had the opportunity to retain independent legal counsel and independent legal counsel has had the opportunity to advise the Company with respect to the terms and conditions of this Agreement. The Company agrees and understands that the Escrow Agent has served as legal counsel only for Inverso with respect to all matters related to the execution of this Agreement.

(b) The Shareholder warrant, represent, acknowledge and agrees that:

  The Inverso Common Stock to be issued to the Company Shareholders (the "Exchanged Corporation Stock") is being issued to the Company Shareholder without registration under applicable federal and state securities laws in reliance upon certain exemptions from registration under such securities laws;

  The Shareholder has had the opportunity to ask questions of and receive answers from Inverso, and their respective executive officers concerning their businesses and the Exchanged Corporation Stock and all such inquiries have been completed to his satisfaction;

  Each certificate representing shares of the Exchanged Corporation Stock will bear a legend restricting its transfer, sale, conveyance or hypothecation, unless such Exchanged Corporation Stock is either registered under applicable securities laws or an exemption from such registration is applicable, and provided that if an exemption from registration is claimed, Inverso may require an opinion of legal counsel that, as a result of such exemption, registration under the securities laws is not required to transfer, sell, convey or hypothecate such Exchanged Corporation Stock;

  The Shareholder shall not transfer any Exchanged Corporation Stock except in compliance with all applicable securities laws;

  The Shareholder has not relied on the advice of Inverso its officers, directors, agents or controlling persons in electing to participate in the transaction herein contemplated. The Shareholder by virtue of his business or financial experience can reasonably be assumed to have the capacity to protect his own interest in connection with the transaction;

  The Shareholder is acquiring the Exchanged Corporation Stock for investment purposes and not with a view to distribution or resale, nor with the intention of selling, transferring or otherwise disposing of all or any part thereof for any particular price, or at any particular time, or upon the happening of any particular event or circumstance, except selling, transferring, or disposing the Securities made in full compliance with all applicable provisions of the Act, the rules and regulations promulgated by the United States Securities and Exchange Commission (the “SEC”) thereunder, and applicable state securities laws; and that an investment in the Securities is not a liquid investment.

  The Shareholder has not received any general solicitation or general advertising regarding the acquisition of the Exchanged Corporation Stock;

  The Shareholder is capable of evaluating the merits and risks of an investment in the Inverso Common Stock because he is a sophisticated investor by virtue of his prior investments and has experience in investments similar in nature to the Common Stock, including investments in unlisted and unregistered securities, and has knowledge and experience in financial and business matters in general.

  The Shareholder is an “accredited investor” as defined by Rule 501 under the Securities Act of 1933, as amended (the “Act”), and Subscriber is capable of evaluating the merits and risks of Subscriber’s investment in the Units and has the ability and capacity to protect Subscriber’s interests; and

  The Shareholder acknowledges that there exists no public market for the Exchanged Corporation Stock, that no such public market may develop in the future and as a result, the acknowledges that the Exchanged Corporation Stock must be held indefinitely unless subsequently registered under the Act or unless an exemption from such registration is available. He is aware of the provisions of Rule 144 promulgated under the Act which permit resale of common stock purchased in a private transation subject to certain limitations and to the satisfaction of certain conditions provided for thereunder, including, among other things, the existence of a public market for the common stock, the availability of certain current public information about the Company, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being effected through a “broker’s transaction” or in transactions directly with a “market maker” and the number of shares of common stock being sold during any three-month period not exceeding specified limitations.

  The Shareholders in the aggregate own 100% of the issued and outstanding shares of stock of Company. The Shares are owned free and clear of all liens and encumbrances.

  Inverso represents and warrants that:

    Corporate Status. Inverso is a corporation duly organized and existing and in good standing under the laws of the State of Delaware. The number of issued and outstanding shares is as reflected in the Company’s most recent filing with the Securities and Exchange Commission (the “Commission”). Except as disclosed in any filings with the Commission, there are no other options, warrants, or securities of any kind or nature, which can be converted into shares of common stock of Inverso.

    Company Financial Statements. The audited and unaudited financial statements as filed with the Commission have been prepared using Generally Accepted Accounting Principles. These financial statements fairly present the financial position of the Company as of the dates set forth in the financial statements. There have been no material changes in the financial condition of Inverso since the date of the financial statements. All known liabilities of Inverso are set forth in the financial statements and there are not undisclosed liabilities of any kind or nature.

    Litigation. There are no actions, suits, proceedings, or investigations pending or, to the best of its knowledge, threatened or contemplated against Inverso at law or in equity, before any federal, state, municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign. Inverso is not subject to any outstanding judgments or operating under or subject to or in default with respect to any order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign.

    Compliance with Laws. To the best of its knowledge, Inverso has complied in all material respects with all laws, regulations, orders, domestic and foreign, and neither the present uses of their properties nor the conduct of its business violate any such laws, regulations, orders or requirements, and Inverso has not received any notice of any claim or assertion that it is not so in compliance.

    Indebtedness. Inverso has not executed any instruments, entered into any agreements or arrangements pursuant to which Inverso has borrowed any money, incurred or guaranteed any indebtedness or established any line of credit which represents a liability of Inverso as of the date thereof.

    (No Material Adverse Change. Since the filing of its most recent Form 10-QSB, there have not been any material adverse change in the condition, financial or otherwise, of Inverso’s business, nor has there been any material transaction entered into by Inverso. Inverso has not incurred any material obligations, contingent or otherwise, except for legal and accounting fees and expenses in connection with the transactions contemplated by this Agreement. There has not been any damage, destruction or loss, whether or not covered by insurance adversely affecting Inverso’s business, property or assets; nor has the Company (a) created or incurred any indebtedness; (b) issued, sold, purchased, redeemed or granted any shares of common stock or any other securities of Inverso or any options, warrants or other rights to purchase any shares of common stock of Inverso, (c) amended its Certificate of Incorporation or bylaws, (d) paid any obligation or liability other than obligations or liabilities reflected in its Balance Sheet dated as of the Company Balance Sheet Date or incurred any liabilities except for legal and accounting fees and disbursements incurred in the ordinary course of business or in connection with this Agreement and the transactions contemplated hereby.

    No Defaults. Neither the execution nor delivery of this Agreement nor the consummation of the contemplated transaction are events which, of themselves or with the giving of notice or passage of time or both, could constitute a violation of or conflict with or result in any breach of or default under the terms, conditions or provisions of any judgment, law, regulation or agreement, or the Inverso Certificate of Incorporation or Bylaws, or of any agreement or instrument to which Inverso or any Shareholder is a party or by which it is bound; or could result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever on the property or assets of Inverso.

    Corporate Action of Company. The Board of Directors of the Company has duly authorized the execution and delivery of this Agreement. This Agreement constitutes a valid, legal and binding agreement of Inverso and is enforceable in accordance with its terms.

    Taxes. All federal, state, and local tax returns, reports and declarations of estimated tax or estimated tax deposit forms required to be filed by Inverso have been duly filed; Inverso has paid all taxes which have become due pursuant to such returns or pursuant to any assessment received by it, and has paid all installments of estimated taxes due; and all taxes, levies and other assessments which it is required by law to withhold or to collect have been duly withheld and collected and have been paid over to the proper governmental authorities. Inverso has no knowledge of any tax deficiency, which has been or might be asserted against it, which would materially and adversely affect the business or operations of Inverso.

    Bank Accounts. Attached hereto as Schedule 2.c (x) is a listing of all bank accounts and account numbers, which are currently held by Inverso. While it is contemplated that Inverso will close this account prior to closing, if the account shall remain open following Closing, Inverso will take such steps as requested by the Company to have the Company’s designee’s listed as signatories on the account.

    Contracts and Commitments. There are neither contracts nor commitments of the Company requiring any future payment to an officer, director, employee, agent or shareholder of Company. Except for the payments contemplated in this Agreement, as of the Closing Date, all salaried due and payable have been paid.

    Representations True and Correct. This Agreement and the Schedules and Exhibits attached hereto do not contain any untrue statement of a material fact concerning Inverso or omits any material fact concerning Inverso which is necessary in order to make the statements therein not misleading. All of the representations and warranties contained herein (including all statements contained in any certificate or other instrument).

    Retirement Plans. Inverso is not obligated under any pension plan, profit sharing or similar employee benefit plan.

    Reporting Obligations. Inverso is a fully reporting company and has filed all reports with the Commission. The Company’s common stock does not trade on any recognized Exchange, is not quoted on the Over-the-Counter-Bulletin Board or on any other quotation system. No warranty or representation of any kind or nature is provided with respect to the Company’s eligibility for trading on any exchange or listing for trading on any quotation system.

    Indemnification. Inverso shall indemnify and hold the Company, its officers and directors, harmless of and in respect of:

(1) Any damage or loss resulting from any loss, liability damage, misrepresentation, breach of warranty or non-fulfillment on the part of Inverso under this Agreement or from any misrepresentation or omission from any certificates or other instrument furnished to the Company pursuant to this agreement

(2) All actions, suits, proceedings, demands assessments, judgments, costs and expenses incident to any of the foregoing including reasonable attorney's fees and all costs incurred by Company to enforce this Agreement against Inverso.

ARTICLE III

INTERPRETATION AND SURVIVAL OF

REPRESENTATIONS AND WARRANTIES

3.1 Interpretation. Each warranty and representation made by a party in this Agreement or pursuant hereto is independent of all other warranties and representations made by the same party in this Agreement or pursuant hereto (whether or not covering identical, related or similar matters) and must be independently and separately satisfied. Exceptions or qualifications to any such warranty or representation shall not be construed as exceptions or qualifications to any other warranty or representation.

3.2 Survival. All representations and warranties made in this Agreement or pursuant hereto shall survive the date hereof, the Closing, the consummation of the transaction contemplated hereby and any investigation.

ARTICLE IV

OBLIGATIONS PRIOR TO CLOSING

4.1 Conduct of the Corporation and Company Pending Closing. During the period from the date hereof until the Closing Date, except with the express prior written consent of the other party, the Company and Inverso Company hereby covenant and agree that:

(a) each shall maintain its existence in good standing in the state of its incorporation and each other jurisdiction where it is required to be licensed or qualified as a foreign corporation, and shall not alter or amend its Articles of Incorporation or Bylaws;

(b) each shall duly and timely file all returns and reports required by any law to be filed by it, shall promptly pay when due all taxes assessed against it or any of its assets, and shall conform to and fully comply with all the laws pertaining to its assets or the conduct of its business; and

(c) each shall not take any action, or enter into any agreement that would cause a breach of any of the representations and warranties made herein by the Corporation or Company, as applicable.

ARTICLE V

CONDITIONS PRECEDENT TO COMPANY'S AND THE

COMPANY SHAREHOLDERS' OBLIGATIONS

Notwithstanding the execution and delivery of this Agreement or the performance of any part hereof, Company's and each of the Company Shareholders' respective obligations to consummate the transaction contemplated by this Agreement shall be subject to the satisfaction of each of the conditions set forth in this Article V, except to the extent that such satisfaction is waived in writing by Company and a majority in interest of the Company Shareholders.

5.1 Representations and Warranties of the Corporation. All representations and warranties made by Inverso in this Agreement and the Schedules hereto shall be true and correct in all respects on the date hereof, and shall be true and correct in all respects at the time of the Closing as though such representations were again made, without exception or deviation, at the time of the Closing.

5.2 Performance of this Agreement. Inverso shall have duly performed or complied with all the obligations under this Agreement to be performed or complied with by Inverso on or prior to the Closing.

5.3 Absence of Litigation. No litigation shall have been instituted on or before the time of the Closing by any person, the result of which did or could prevent or make illegal the consummation of the transaction contemplated by this Agreement, or which had or could have a material adverse effect on the business of Inverso.

5.4 Deliveries at Closing. At or prior to Closing, in addition to all other deliveries to be made by Inverso, Inverso shall deliver the signed resignation of its officers and directors together with the appointment of those designees of the Company to fill the newly vacated positions.

ARTICLE VI

CONDITIONS PRECEDENT TO INVERSO’S OBLIGATIONS

Notwithstanding the execution and delivery of this Agreement or the performance of any part hereof, Inverso’s obligations to consummate the transaction contemplated by this Agreement shall be subject to the satisfaction of each of the conditions set forth in this Article VII, except to the extent that such satisfaction is waived by Inverso in writing.

6.1 Representations and Warranties of Company and the Company Shareholders. All representations and warranties made by Company and the Company Shareholders contained in this Agreement and the Schedules hereto shall be true and correct in all respects on the date hereof, and shall be true and correct in all respects at the time of the Closing as though such representations were again made, without exception or deviation, at the time of the Closing.

6.2 Performance of this Agreement. The owners of 100% of the issued and outstanding shares of common stock of Company shall have executed this Agreement. Company and the Company Shareholders shall have duly performed or complied with all of the covenants and obligations under this Agreement to be performed or complied with by them on or prior to the Closing.

6.3 Absence of Litigation. Except as otherwise disclosed in this agreement, no litigation has been instituted on or before the time of the Closing by any person, the result of which did or could prevent or make illegal the consummation of the transaction contemplated by this Agreement.

6.4 Deliveries at Closing. At Closing, in addition to all other deliveries to be made to the Corporation hereunder, the Corporation shall receive a certificate signed by Randall S. Goulding, , the CEO of Company, dated as of the Closing, certifying that: (a) all of the terms and conditions of this Agreement to be satisfied or performed by Company on or before the time of the Closing have been satisfied or performed; (b) except as set forth in this Agreement, there is no other litigation has been instituted or, to the best of his knowledge, threatened on or before the time of the Closing by any person (other than the Corporation), the result of which did or could prevent or make illegal the consummation of the transaction contemplated by this Agreement, or which had or could have a material adverse effect on the business of Company; and (c) there has not been any material adverse change in or affecting Company between the date of this Agreement and the time of the Closing.

6.5 Audited Financial Statements. The Company shall have delivered to the Company its audited financial statements. Said audited financial statements shall comply with the rules and regulations as promulgated by the Securities and Exchange Commission for transactions of this type and nature.

6.6 Schedules. Company shall have provided to Inverso all referenced schedules.

ARTICLE VII

OBLIGATIONS AT CLOSING

7.1 Obligations of Inverso to Company and the Company Shareholders at Closing. Inverso hereby covenants and agrees to deliver or cause to be delivered to Company and Company Shareholders at the Closing the following:

(a) Duly issued certificates containing a restrictive legend representing all the Exchanged Corporation Stock, together with any documentary stamps required in connection with such transfer and such other appropriate documents and instruments of transfer as Company may reasonably request.

(b) An Active Status Certificate for the Corporation, dated no earlier than ten (10) days before the Closing, from the State of Delaware.

(c) A copy of the resolutions adopted by the Board of Directors of Inverso, certified by a corporate officer authorized by the Board of Directors, which resolutions authorize it to execute, deliver and perform this Agreement and consummate the transactions contemplated hereby.

(d) Such corporate resolutions, resignations and other documents as shall be required to remove all officers and directors of Inverso and to replace them with the following officers and directors:

Randall Goulding

7.2 Company's Obligations to Inverso at Closing. Company agrees to deliver or cause to be delivered to Inverso at the Closing the following:

(a) A Good Standing Certificate for Company dated no earlier than ten (10) days before the Closing, from the State of Illinois.

(b) A copy of the resolutions adopted by the Board of Directors of Company, certified by its corporate secretary, which resolutions authorize it to execute, deliver and perform this Agreement and consummate the transactions contemplated hereby.

(c) All outstanding Company capital stock certificates to be exchanged for shares of Exchanged Corporation Stock free and clear of all encumbrances, together with all certificates evidencing the same and stock powers therefore, in a form acceptable to Inverso, duly executed in blank.

7.3 Company Shareholders' Obligations to the Corporation at Closing. Each Company Shareholder hereby covenants and agrees to deliver to Inverso at the Closing the following:

(a) If not previously delivered to Inverso for such purposes, all his Company capital stock certificates, free and clear of all encumbrances, together with all certificates evidencing same and stock powers therefore, in a form acceptable to Inverso, duly executed in blank.

(b) Such other documents and instruments as counsel to Inverso may reasonably request.

ARTICLE VIII

TERMINATION

8.1 Termination on Default. If, prior to the Closing, a party hereto shall materially breach or default in the full and timely performance and satisfaction of any of its representations and warranties or obligations under this Agreement, and such breach or default is not cured on or before the fifth (5th) day after the date notice is given by the non-defaulting party to the defaulting party specifying the nature of such breach or default (or at or before the time of the Closing if sooner), then the non-defaulting party may terminate this Agreement immediately upon notice to the defaulting party; provided, however, that no Company Shareholder may terminate this Agreement.

8.2 Termination at Closing. If any of the conditions set forth in Article V hereof are not satisfied at or before the time of the Closing, then Company may terminate this Agreement by notifying Inverso at the Closing. If any of the conditions set forth in Article VI hereof are not satisfied at or before the time of the Closing, then the Corporation may terminate this Agreement by notifying Company and all the Company Shareholders at the Closing.

In the event of any termination of this Agreement, neither party shall have any further obligation to the other. In the event of a termination by the Company, neither Inverso, its officers, directors nor consultants shall be required to refund any funds previously deposited with the Escrow Agreement.

ARTICLE IX

OTHER AGREEMENTS

9.1 Name Change. Contemporaneously with the consummation of this transaction, the Corporation shall change its name to Hydrongenesis Holdings or such other name as determined in the sole and absolute discretion of the newly appointed Board of Directors.

ARTICLE X

MISCELLANEOUS

10.1 Notices. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given if the same shall be in writing and shall be delivered personally or sent by registered or certified mail, postage prepaid, and addressed as set forth below:

If to Inverso c/o Serge Atlan

320 Plaza Real

Boca Raton, FL 33432

With a copy to: Jeffrey G. Klein

2600 North Military Trail

Suite 270

Boca Raton, FL 33431

If to Company or the

Company Shareholders: Randall S. Goulding

3346 Commercial Avenue

Northbrook, IL 60062

10.2 Entire Agreement. This Agreement, including the Schedules attached hereto and the documents delivered pursuant hereto, sets forth all the promises, covenants, agreements, conditions and understandings among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements or conditions, expressed or implied, oral or written, except as herein contained. No changes of or modifications or additions to this Agreement shall be valid unless it shall be in writing and signed by the parties hereto.

10.3 Binding Effect; Assignment. This Agreement shall be binding upon the parties hereto, their beneficiaries, heirs and administrators. No party may assign or transfer its interests herein, or delegate its duties hereunder, without the written consent of the other parties.

10.4 Amendment. The parties hereby irrevocably agree that no attempted amendment, modification or change (collectively, "Amendment") of this Agreement shall be valid and effective, unless the parties shall unanimously agree in writing to such Amendment.

10.5 No Waiver. No waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the party against whom it is asserted, and any such written waiver shall only be applicable to the specific instance to which it relates and shall not be deemed to be a continuing or future waiver.

10.6 Gender and Use of Singular and Plural. All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the party or parties or their personal representatives, successors and assigns may require.

10.7 Counterparts. This Agreement and any Amendments may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

10.8 Headings. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement.

10.9 Governing Law. This Agreement shall be construed in accordance with the laws of the State of Florida with jurisdiction for any dispute in Palm Beach County, Florida.

10.10 Further Assurances. The parties hereto shall execute and deliver such further instruments and do such further acts and things as may be reasonably required to carry out the intent and purposes of this Agreement.

10.11 Litigation. If any party hereto is required to engage in litigation or arbitration against any other party hereto, either as plaintiff or as defendant, in order to enforce or defend any of its or his rights under this Agreement, and such litigation results in a final judgment in favor of such party (the "Prevailing Party"), then the party or parties against whom said final judgment is obtained shall reimburse the Prevailing Party for all direct, indirect or incidental expenses incurred by the Prevailing Party in so enforcing or defending its or his rights hereunder, including, but not limited to, all attorneys' fees, paralegals' fees, court costs and other expenses incurred throughout all negotiations, trials or appeals undertaken in order to enforce the Prevailing Party's rights hereunder.

10.12 Confidentiality. Except for discussions of the transactions contemplated by this Agreement among the parties hereto and their respective representatives and counsel participating in this transaction, and except as may be required of the Corporation pursuant to federal securities laws, each party hereto shall, unless all other parties hereto shall otherwise agree, keep confidential and not, directly or indirectly, disclose to any person the existence of this Agreement, the transaction contemplated by this Agreement or any of the terms thereof, or the fact that the Corporation and Company have entered into discussions or negotiations for any purpose whatsoever, and each party hereto shall use its good faith efforts to cause its employees, agents, officers, directors and representatives to abide by the foregoing restrictions on disclosure.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year set forth above.

INVERSO CORP.

_/s/ THOMAS KIRCHNER___ __/s/ SERGE ATLAN__

BY:Thomas Kirchner By: Serge Atlan

its: CEO its: Chairman

Hydrogenesis, Inc.

_/s/ RANDALL GOULDING___

BY: Randall S. Goulding, president

THE SHAREHOLDERS

_/s/ RANDALL GOULDING___

Randall S. Goulding